GSI Group Reports First Quarter Results

      BILLERICA, Mass., May 3 /PRNewswire-FirstCall/ -- GSI Group Inc., (Nasdaq:
GSIG), a supplier of precision technology and semiconductor systems, today announced financial results for the first quarter 2007.

      Revenue for the quarter ended March 30, 2007 was $74.2 million, compared to revenue of $76.1 million for the same period of 2006. Net income for the quarter was $3.2 million, or $0.08 per diluted share, compared to net income for the same period in 2006 of $5.1 million, or $0.12 per diluted share.

      First quarter operating profits of $3.8 million included proceeds of a legal settlement and restructuring charges related to transfer of production from U.K. manufacturing facilities to our China operation. Together these resulted in a net reduction in operating profits of $0.4 million.

      First Quarter Highlights:

      -- Bookings were $76.9 million and the book to bill ratio was 1.0, the second consecutive quarter with a book to bill ratio of 1.0 or above.

      -- Semiconductor bookings were driven by strength in Wafer Repair Systems due in part to the previously announced first-time purchase by Inotera of GSI's new green-laser based, M550 wide-field memory repair systems.

      -- Semiconductor Systems revenue was $31.9 million versus $31.3 million in the first quarter of 2006.

      -- Precision Technology bookings were driven by strength in Optical Scanning products and Encoders, up 50% and 143% respectively, from the first quarter of 2006.

      -- Precision Technology revenue was $43.6 million versus $47.0 million in the first quarter of 2006, primarily as a result of timing of shipments and softness in the medical printer and printed circuit board drill product lines.

      -- Cash and cash equivalents increased to $147.4 million in the first quarter of 2007 from $138.3 million at the end of 2006.

      Dr. Sergio Edelstein, President and CEO commented, "We are pleased with our gains in the key markets we have previously identified for growth - Optical Scanning products, Encoders and Wafer Repair systems. Our strong bookings reflect both continued market strength and progress with our new product introductions. We also remain optimistic about overall industry demand."

      The Company anticipates the following for the second quarter of 2007:

      -- Revenue to be in the range of $72.0 million to $74.0 million. The Company anticipates $12-15 million of deferred revenue in the second quarter associated with equipment shipments that will materialize as revenue in the third quarter upon customer acceptance.

      -- Diluted earnings per share, including restructuring charges, in the range of $0.07 to $0.09 cents.

      -- Restructuring costs are expected to be in the range of $1.7-$1.9 million.

      Dial In: May 4th at 8:30 a.m. ET

      GSI Group will host a conference call for investors at 8:30 a.m. Eastern on May 4th. Participants are invited to join by dialing (706) 634-5123 with an access code: 5340631. The replay will be available for two weeks by dialing
(706) 645-9291 with the replay passcode: 5340631. The conference call also will be broadcast live over the Internet at http://www.gsig.com.

      Upcoming Analyst Day

      GSI will be hosting its annual analyst day on June 5, 2007 at the Hilton Boston Logan Airport Hotel. It will be held from 8:00am - noon. Attendees should register at http://www.gsig.com/investors.

      About GSI Group Inc.

      GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.'s common shares are listed on Nasdaq (GSIG).

      Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933 and
Section  21E of the  United  States  Securities  Exchange  Act  of  1934.  These
forward-looking statements may relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "objective" and other similar expressions. Readers should not place undue reliance on the forward- looking statements contained in this news release. Such statements are based on management's beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company's sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, risks of currency fluctuations, risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and integrate acquisitions, changes in applicable accounting standards, tax regulations or other external regulatory rules and standards, and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company's control, could cause the Company's actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward- looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. For more information contact: Investor Relations, 978-439-5511, Ray Ruddy, (ext. 6170)

                                 GSI GROUP INC.
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
       (U.S. GAAP and in thousands of U.S. dollars, except share amounts)

                                                       March 30,    December 31,
                                                           2007         2006
                        ASSETS
Current
  Cash and cash equivalents                              $ 147,436    $ 138,315
  Accounts receivable, less allowance of
   $722 (December 31, 2006 - $911)                          59,653       54,546
  Income taxes receivable                                    6,856        5,755
  Inventories                                               71,174       72,703
  Deferred tax assets                                        7,927        7,925
  Other current assets                                       5,495       11,559
    Total current assets                                   298,541      290,803
Property, plant and equipment, net of
 accumulated depreciation of $30,371
 (December 31, 2006 - $28,588)                              33,408       33,511
Deferred tax assets                                         20,136       20,099
Other assets                                                   713          710
Long-term investments                                          744          693
Intangible assets, net of amortization of
 $6,939 (December 31, 2006 - $6,380)                        14,442       14,965
Patents and acquired technology, net of
 amortization of $36,660 (December
 31, 2006 - $35,455)                                        23,044       24,203
Goodwill                                                    26,421       26,421
  Total Assets                                           $ 417,449    $ 411,405

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Accounts payable                                       $  17,092    $  14,002
  Accrued compensation and benefits                         10,461       13,455
  Other accrued expenses                                    15,621       15,846
    Total current liabilities                               43,174       43,303
Deferred compensation                                          668        2,740
Deferred tax liabilities                                    12,357       12,342
Accrued long term restructuring                              1,159        1,141
Income tax payable                                           1,420           --

Accrued pension liability                                    8,847        8,806
  Total liabilities                                         67,625       68,332
Commitments and contingencies
Stockholders' equity
  Common shares, no par value; Authorized shares:
   unlimited; Issued and outstanding: 42,235,689
   (December 31, 2006 - 41,889,804)                        313,395      310,635
  Additional paid-in capital                                 5,696        5,314
  Retained earnings                                         32,339       29,431
  Cumulated effect of adopting FIN 48 -
   Accounting for Uncertainty in Income Taxes                  146
  Accumulated other comprehensive loss                      (1,752)      (2,307)
    Total stockholders' equity                             349,824      343,073
                                                         $ 417,449    $ 411,405

                                 GSI GROUP INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
       (U.S. GAAP and in thousands of U.S. dollars, except share amounts)

                                                           Three Months Ended
                                                         March 30,     March 31,
                                                            2007          2006

Sales                                                    $ 74,204      $ 76,123
Cost of goods sold                                         44,769        44,470
Gross profit                                               29,435        31,653
Operating expenses:
  Research and development and engineering                  7,657         7,454
  Selling, general and administrative and other            14,039        15,004
  Amortization of purchased intangibles                     1,729         1,827
  Restructuring                                             2,414            --
  Other                                                      (161)          (96)
    Total operating expenses                               25,678        24,189
Income from operations                                      3,757         7,464
  Interest and other income, net                            1,535           774
  Foreign exchange transaction gains (losses)                (371)         (709)
Income before income taxes                                  4,921         7,529
Income tax provision                                        1,721         2,425
Net income                                               $  3,200      $  5,104
Net income per common share:
  Basic                                                  $   0.08      $   0.12
  Diluted                                                $   0.08      $   0.12
Weighted average common shares
 outstanding (000's)                                       42,001        41,868
Weighted average common shares
 outstanding for diluted net income per
 common share (000's)                                      42,252        42,524

                                 GSI GROUP INC.
                  Consolidated Analysis By Segment (unaudited)
                           (thousands of U.S. dollars)

                                                         Three Months Ended
                                                         March 30,   March 31,
                                                          2007         2006
Sales:
Precision Technology                                  $  43,625      $  46,978

Semiconductor Systems                                    31,857         31,329

Intersegment sales elimination                           (1,278)        (2,184)

Total                                                 $  74,204      $  76,123

Gross profit %:
Precision Technology                                       35.9%          39.6%
Semiconductor Systems                                      43.6%          41.4%
Intersegment sales elimination                              8.2%          (4.5%)
Total                                                      39.7%          41.6%

                                 GSI GROUP INC.
          Consolidated Sales Analysis By Geographic Region (unaudited)
                           (millions of U.S. dollars)

                                              Three Months Ended
                                      March 30, 2007         March 31, 2006
                                     Sales       % of       Sales         % of
                                           Total                  Total
North America                        $24.1         32%      $21.1         28%
Latin and South America                0.2         --         0.3         --
Europe (EMEA)                         12.8         17        12.0         16
Japan                                 13.8         19        10.7         14
Asia-Pacific, other                   23.3         32        32.0         42
Total                                $74.2        100%      $76.1        100%